EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Dan Spaulding, APR or Karen Aylsworth (616) 878-8339

SPARTAN STORES, INC. COMPLETES PREVO'S FAMILY MARKETS ACQUISITION

          GRAND RAPIDS, Mich., March 2, 2001 - Spartan Stores, Inc. (Nasdaq: SPTN) today announced the completion of its acquisition of Prevo's Family Markets, Inc., a 10-store chain of supermarkets located in West Michigan, from Traverse City to Grand Rapids. Prevo's supermarkets generate approximately $100 million of annual sales. Since Prevo's is an existing wholesale customer of Spartan Stores, the acquisition will add approximately $50 million in annual sales.

          The acquisition of Prevo's Family Markets increases Spartan Stores' market share in Michigan and expands the number of grocery and deep-discount drugstores owned and operated by the company to 127.

          Chairman, President and CEO James B. Meyer commented, "We are very pleased to add Prevo's to our family of neighborhood supermarkets. The Prevo's acquisition is part of our ongoing strategy of expanding our retail supermarket business and is a nice fit geographically with our Family Fare and Great Day stores in Grand Rapids and Glen's Markets in northern Michigan.

          "With the completion of the acquisition, we will begin to integrate Prevo's operations into ours, a process made easier by our longtime wholesale relationship. Most of the change related to the acquisition will occur in back-office administration, which will be consolidated into our headquarters here in Grand Rapids."

          Prevo's Family Markets stores are located in Traverse City, Cadillac, Frankfort, Ludington, Manistee, Bellaire, Coopersville and Grand Rapids, Michigan.

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Prevo's

          Based in Grand Rapids, Mich., Spartan Stores, Inc. (Nasdaq: SPTN) owns and operates 127 supermarkets and drugstores in Michigan and Ohio, including: Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 9,600 convenience stores.

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